Exhibit 5.1

[GALLOP, JOHNSON & NEUMAN, L.C. LETTERHEAD]

November 9, 2007

LMI Aerospace, Inc.
411 Fountain Lakes Blvd.
St. Charles, Missouri 63301

Ladies and Gentlemen:

We have acted as counsel to LMI Aerospace, Inc., a Missouri corporation (the “Company”), in connection with a Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  The prospectus included in the Registration Statement (the “Base Prospectus”) provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”).  The Registration Statement, including the Base Prospectus as supplemented from time to time by one or more Prospectus Supplements, will provide for the registration of shares of the common stock of the Company having a par value of $0.02 per share (the “Common Stock”).  The Common Stock is being registered for offering and sale from time to time pursuant to Rule 415 under the Act, consists of (i) shares of Common Stock for offering and sale from time to time by the Company, up to an aggregate initial offering price of $135,000,000 (the “Primary Shares”) and (ii) shares of currently outstanding Common Stock to be offered and sold by selling shareholders to be named in a Prospectus Supplement, up to an aggregate initial offering price of $15,000,000 (the “Secondary Shares”).

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary to enable us to render the opinions expressed below.

In rendering the opinions expressed herein, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  We have also assumed that, at the time of the issuance and sale of Primary Shares, a sufficient number of shares of Common Stock will be authorized and reserved or available for issuance and that the sole consideration for the issuance and sale of the Common Stock will be cash in an amount that is not less than the par value of the Common Stock.

LMI Aerospace, Inc.
November 7, 2007

Our opinions herein are expressed solely with respect to The General and Business Corporation Law of Missouri, subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law), or (ii) public policy considerations which may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations, we are of the opinion that:

(a)           when (i) the Registration Statement becomes effective under the Act, (ii) the Board of Directors of the Company, or a duly authorized committee thereof, has taken all necessary action to approve the issuance and sale of the Primary Shares, and (iii) the appropriate certificates representing the Primary Shares are duly countersigned and registered by the Company’s transfer agent/registrar and delivered to the purchasers of the Primary Shares against payment of the agreed consideration, the Primary Shares will be validly issued, fully paid and nonassessable; and

(b)           the Secondary Shares issued and outstanding as of the date of this opinion have been duly authorized, validly issued and fully paid and are nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Base Prospectus and any related Prospectus Supplement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.  The opinions expressed herein are as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.  This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Gallop, Johnson & Neuman, L.C.

GALLOP, JOHNSON & NEUMAN, L.C.